Exhibit 23.2

Ovintiv Inc.
370 – 17th Street, Suite 1700
Denver, Colorado
80202

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use and reference to our name and reports auditing a portion of Ovintiv Inc.'s, successor issuer to Encana Corporation (the "Company"), petroleum and natural gas reserves as of December 31, 2019 (the "Reports"), and the information derived from our Reports, as described or incorporated by reference in the Company's: (i) Annual Report on Form 10-K for the year ended December 31, 2019, and (ii) Registration Statements on Form S-8 (File Nos. 3333-231248, 333-188758, 333-140856, 333-124218 and 333-85598), filed with the United States Securities and Exchange Commission.

Yours truly,

McDANIEL & ASSOCIATES CONSULTANTS LTD.

/s/ B. R. Hamm
B. R. Hamm, P. Eng.
President & CEO

Calgary, Alberta

February 21, 2020

2200, Bow Valley Square 3, 255 - 5 Avenue SW, Calgary AB  T2P 3G6     Tel: (403) 262-5506     Fax: (403) 233-2744     www.mcdan.com